Exhibit 99.6.1

Grant. No. RSU-

WAVE LIFE SCIENCES, INC.

AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Grant Notice for

Restricted Stock Unit Agreement

A.	Name of Participant:

B.	Grant Date:

C.	Maximum Number of Shares Underlying Restricted Stock Unit Award:

D.	Vesting Start Date:

E.	Vesting Schedule:

This Restricted Stock Unit Award shall vest as follows provided the Participant remains in Continuous Service through the applicable vesting date:

[__].

[__].

The Company and the Participant acknowledge receipt of this Restricted Stock Unit Award Grant Notice and agree to the terms of the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein, the Company’s Amended and Restated 2021 Equity Incentive Plan and the terms of this Restricted Stock Unit Award as set forth above

Wave Life Sciences, Inc.

By:
Title: Authorized Signatory

Participant

By:
Name:

RESTRICTED STOCK UNIT AGREEMENT - INCORPORATED TERMS AND CONDITIONS

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of the Grant Date by and between Wave Life Sciences, Inc., a company incorporated in Delaware (the “Company”), and the individual whose name appears on the Restricted Stock Unit Award Grant Notice (the “Participant” ).

WHEREAS, the Company has adopted the Wave Life Sciences, Inc. Amended and Restated 2021 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Board or the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units. Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Participant on the Grant Date set forth in the Restricted Stock Unit Award Grant Notice (the “Award”) the number of Restricted Stock Units (the “Restricted Stock Units”) set forth in the Award. Each Restricted Stock Unit represents a contingent right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Participant to the Company.

3. Vesting.

3.1 Except as otherwise provided herein, provided that the Participant remains in Continuous Service through the applicable vesting date, the Restricted Stock Units will vest, and no longer be subject to any restrictions, in accordance with the schedule set forth in the Award (the period during which restrictions apply, the “Restricted Period”):

3.2 The foregoing vesting schedule notwithstanding, if the Participant’s Continuous Service terminates for any reason at any time before all of his or her Restricted Stock Units have vested, the Participant’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.

4. Rights as Stockholder; Dividend Equivalents.

4.1 The Participant shall not have any rights of a stockholder with respect to the Common Shares underlying the Restricted Stock Units (including, without limitation, any voting rights or any right to dividends paid with respect to the Common Shares underlying the Restricted Stock Units).

4.2 The Participant shall not be entitled to any Dividend Equivalents in respect of the Restricted Stock Units.

5. Settlement of Restricted Stock Units.

5.1 Within ten days of the vesting of a Restricted Stock Unit, the Company shall issue Common Shares registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative, which shall be evidenced by share certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

5.2 To the extent that the Participant does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units shall be forfeited. The Participant has no right or interest in any Restricted Stock Units that are forfeited.

6. Tax Liability and Withholding.

6.1 The Participant shall be required to pay to the Company, and the Company shall deduct from any compensation paid to the Participant pursuant to the vesting of the Restricted Stock Units, the amount of any applicable foreign, federal, state and local withholding obligations of the Company in respect of the Restricted Stock Units and take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Company shall not deliver any shares to the Participant until it is satisfied that all required withholdings have been made by instructing a registered broker chosen by the Company. At the option of the Company, the Company may require the sale by the Participant on the applicable vesting date such number of Common Shares as the Company deems necessary to satisfy the Company’s maximum withholding obligation, after deducting the broker’s commission. Such sales shall be made pursuant to a mandatory “sell-to-cover” program instituted by the Company with no discretion by the Participant with respect to any sale under the “sell-to-cover” program. To the extent the proceeds of such sale exceed the Company’s withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of Common Shares and payment of the withholding obligation to the Company.

6.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

7. No Right to Continued Service; No Rights as Stockholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s Continuous Service at any time, with or without Cause. The Participant shall not have any rights as a stockholder with respect to any Common Shares subject to the Restricted Stock Units prior to the date of settlement.

8. Transferability. The Restricted Stock Units are not transferable by the Participant other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by Applicable Laws. No assignment or transfer of the Restricted Stock Units, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units will be forfeited by the Participant and all of the Participant’s rights to such Restricted Stock Units shall immediately terminate without payment or consideration by the Company and become of no further effect.

9. Corporate Transaction and Adjustments. The Common Shares subject to the Restricted Stock Units may be adjusted or terminated in any manner as contemplated by Sections 11 and 12 of the Plan.

10. Compliance with Law. This Award and the issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all Applicable Laws. No Common Shares shall be issued upon vesting of the Restricted Stock Units unless and until any then Applicable Laws have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Common Shares with the U.S. Securities and Exchange Commission, any state securities commission or any stock exchange or under any other Applicable Laws to effect such compliance.

11. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware and any other Applicable Laws, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, if the Participant is a tax resident of the United States the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Middlesex County, Massachusetts or the federal courts of the United States for the District of Massachusetts and if the Participant is a resident of any other country the parties consent to the exclusive jurisdiction in the country in which such Participant resides.

12. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

13. Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

15. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

17. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement unless (a) the Company requests the consent of the Participant; and (b) the Participant consents in writing.

18. Section 409A. This Agreement is intended to comply with an exemption from Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

19. No Impact on Other Benefits. The value of the Participant’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

20. Data Privacy. By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of Restricted Stock Units and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

21. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units and that the Participant should consult a tax advisor prior to such vesting or settlement.

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